Exhibit 99.1

Stran & Company Reports Financial Results for Three and Nine Months Ended September 30, 2024

- Granted Listing Extension from Nasdaq Hearing Panel -

Quincy, MA / March 7, 2025 / Stran & Company, Inc. (“Stran” or the “Company”) (NASDAQ: SWAG) (NASDAQ: SWAGW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today provided a business update and reported financial results for the three and nine months ended September 30, 2024.

On March 3, 2025, the Nasdaq Hearings Panel informed the Company that it determined to grant the request of Stran to continue its listing on Nasdaq subject to three conditions. The first was that the Company become current on its financial filings, which the Company has met as of today through the filing of its Form 10-Q for the third quarter of 2024. The second was that the Company meet the Nasdaq minimum closing bid price requirement. As the Company previously reported, it received written notice on February 20, 2025 of regaining compliance with this requirement. The third was that the Company hold its annual shareholder meeting for 2024, which it intends to do in a timely manner following the filing of its Form 10-K for 2024.

Andy Shape, President and CEO of Stran, commented, “We are pleased to report our third-quarter 2024 financial results, marking our return to full compliance with Nasdaq’s periodic financial reporting requirement. With this milestone behind us, only our annual meeting remains in order to regain full Nasdaq compliance. For the three months ended September 30, 2024, sales grew by 2.4% to $20.1 million. Despite some reduced customer spending in the second half of 2024, we are confident that the recent acquisition of Gander Group will be a catalyst for revenue growth in 2025. Additionally, we have maintained a strong financial position, with $17.0 million in cash, cash equivalents, and investments as of September 30, 2024.”

“Importantly, during the quarter we acquired the strategic assets of Gander Group. This acquisition reinforces our commitment to expanding our market presence and delivering greater value to our clients and shareholders. Gander Group’s industry-leading expertise in casino continuity and loyalty programs perfectly complements our promotional solutions, creating powerful cross-selling opportunities and operational efficiencies. Additionally, welcoming Gander Group’s leadership strengthens our capabilities, allowing us to further enhance our offerings and drive long-term growth.”

“With our re-audited financials complete and filings up to date, we are fully focused on driving significant growth and expanding our market presence. As we look to 2025, we are optimistic about our trajectory, with strong organic growth opportunities and strategic initiatives positioning us for accelerated expansion. We look forward to capitalizing on these opportunities and reconnecting with our shareholders soon through our quarterly conference calls.”

Financial Results

Three Months Ended September 30, 2024 Results

Sales increased 2.4% to approximately $20.1 million for the three months ended September 30, 2024, from approximately $19.7 million for the three months ended September 30, 2023. For the Stran segment, the decrease was primarily due to lower spending from new and existing clients. For the Stran Loyalty Solutions, LLC (“SLS”) segment, the increase was due to the acquisition of the Gander Group assets in August 2024.

Gross profit decreased 7.0% to approximately $6.0 million, or 29.5% of sales, for the three months ended September 30, 2024, from approximately $6.4 million, or 32.5% of sales, for the three months ended September 30, 2023. For the Stran segment, the decrease in the dollar amount of gross profit was due to a decrease in sales of approximately $3.0 million, which was partially offset by a decrease in cost of sales of approximately $1.9 million. The decrease in gross profit margin for the Stran segment to 31.8% for the three months ended September 30, 2024 compared to 32.5% for the three months ended September 30, 2023 was primarily due to increases in product costs from vendors. For the SLS segment, the increase in the dollar amount was due to the acquisition of the Gander Group assets in August 2024.

Net loss for the three months ended September 30, 2024 was approximately $2.0 million, compared to net profit of approximately $1.3 million for the three months ended September 30, 2023. This change was primarily due to the increase in operating expenses along with the decrease in gross profit.

Nine Months Ended September 30, 2024 Results

Sales increased 4.9% to approximately $55.7 million for the nine months ended September 30, 2024, from approximately $53.1 million for the nine months ended September 30, 2023. For the Stran segment, the decrease was primarily due to lower spending from new and existing clients. For the SLS segment, the increase was due to the acquisition of the Gander Group assets in August 2024.

Gross profit decreased 0.1% to approximately $17.0 million, or 30.6% of sales, for the nine months ended September 30, 2024, from approximately $17.1 million, or 32.1% of sales, for the nine months ended September 30, 2023. For the Stran segment, the decrease in the dollar amount of gross profit was due to a decrease in sales of approximately $0.9 million, which was partially offset by a decrease in cost of sales of approximately $0.2 million. The decrease in gross profit margin for the Stran segment to 31.4% for the nine months ended September 30, 2024 compared to 32.1% for the nine months ended September 30, 2023 was primarily due to increases in product costs from vendors. For the SLS segment, the increase in the dollar amount was due to the acquisition of the Gander Group assets in August 2024.

Net loss for the nine months ended September 30, 2024 was approximately $3.6 million, compared to net loss of approximately $0.1 million for the nine months ended September 30, 2023. This change was primarily due to an increase in operating expenses.

About Stran

For over 30 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise, and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen promotional programs manager of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, the Company’s expectations regarding synergies from its acquired businesses, its financial position and operating performance, its expectations regarding its business initiatives, the Company’s expectations about its operating performance, trends in its business, the effectiveness of its growth strategies, its market opportunity, and demand for its products and services in general. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

SWAG@crescendo-ir.com

Press Contact:

Howie Turkenkopf
press@stran.com

BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$10,036	$8,059
Investments	6,934	10,393
Accounts receivable, net	13,748	16,223
Accounts receivable - related parties	1,092	853
Inventory	4,768	4,782
Prepaid corporate taxes	34	62
Prepaid expenses	1,310	953
Deposits	650	1,717
Other current assets	63	—
Total current assets	38,635	43,042

Property and equipment, net	1,727	1,521

OTHER ASSETS:
Intangible assets - customer lists, net	4,301	3,114
Intangible assets - trade name	654	—
Goodwill	2,542	—
Other assets	23	23
Right of use asset - office leases	930	1,336
Total other assets	8,450	4,473
Total assets	$48,812	$49,036

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$6,194	$4,745
Accrued payroll and related	1,537	2,568
Unearned revenue	3,002	1,116
Rewards program liability	3,000	875
Sales tax payable	212	344
Current portion of contingent earn-out liabilities	156	224
Current portion of installment payment liabilities	372	786
Current portion of lease liability	443	528
Total current liabilities	14,916	11,186

LONG-TERM LIABILITIES:
Long-term contingent earn-out liabilities	763	763
Long-term installment payment liabilities	339	639
Long-term lease liability	491	798
Total long-term liabilities	1,593	2,200
Total liabilities	16,509	13,386

Commitments and contingencies

STOCKHOLDER’S EQUITY:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 18,589,086 and 18,539,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	38,436	38,263
Accumulated deficit	(6,156)	(2,602)
Accumulated other comprehensive loss	21	(13)
Total stockholders’ equity	32,303	35,650
Total liabilities and stockholders’ equity	$48,812	$49,036

STATEMENTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
		(Restated)		(Restated)
SALES
Sales	$19,730	$18,951	$55,204	$52,207
Sales – related parties	414	723	460	853
Total sales	20,144	19,674	55,664	53,060

COST OF SALES:
Cost of sales	13,873	12,719	38,278	35,348
Cost of sales - related parties	319	556	354	656
Total cost of sales	14,192	13,275	38,632	36,004

GROSS PROFIT	5,952	6,399	17,032	17,056

OPERATING EXPENSES:
General and administrative expenses	8,136	5,732	20,993	17,968
Total operating expenses	8,136	5,732	20,993	17,968

(LOSS) INCOME FROM OPERATIONS	(2,184)	667	(3,961)	(912)

OTHER INCOME:
Other (expense) income	(22)	202	(6)	219
Interest income	64	183	239	467
Realized gain on investments	103	77	176	98
Total other income	145	462	409	784

(LOSS) INCOME BEFORE INCOME TAXES	(2,039)	1,129	(3,552)	(128)

Provision (benefit) for income taxes	(1)	(136)	2	15

NET (LOSS) INCOME	$(2,038)	$1,265	$(3,554)	$(143)

NET (LOSS) INCOME PER COMMON SHARE
Basic	$(0.11)	$0.07	$(0.19)	$(0.01)
Diluted	$(0.11)	$0.04	$(0.19)	$(0.01)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	18,589,086	18,534,772	18,584,359	18,514,875
Diluted	18,589,086	29,239,195	18,584,359	18,514,875

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